Exhibit 4.8

                                 THIRD AMENDMENT
                                     TO THE
                       SENA 401(k) PLAN FOR UNION MEMBERS
               (AS AMENDED AND RESTATED EFFECTIVE JANUARY 1, 2001)

         WHEREAS, Stora Enso North America, Corp. ("SENA") as sponsor of the SENA 401(k) Plan for Union Members (As Amended and Restated Effective as of January 1, 2001) (the "plan"), desires to amend the plan in accordance with the powers granted to it under subsection 9.1 of the plan and acting pursuant to the authority granted by resolution of the Board of Directors of SENA.

          NOW THEREFORE, the plan is amended in the following respects effective January 1, 2003:

          1. Section 4.5 of the plan is hereby amended by deleting the last sentence thereof and replacing it with the following:

"If no election has been made by a participant, 100 percent of his income deferral contributions will be invested in the default investment fund. The choice of default investment fund is at the designation of the Board."

          2. Section 5.2 of the plan is hereby amended by adding the following paragraph to the end:

          "For the five day period immediately preceding each annual meeting of SENA's parent company, Stora Enso Oyj, there may be a blackout period with respect to the ADSs held by the plan in the SEO Unitized Stock Fund. During this period, the ability of all participants and beneficiaries under the plan to direct the ADSs in their accounts or to receive distributions of ADSs in their accounts will be suspended."

          IN WITNESS WHEREOF, SENA has caused this Third Amendment to the plan to be executed on its behalf by its duly authorized officers this 1st day of May, 2003.

                                                  STORA ENSO NORTH AMERICA CORP.


                                                  By: /s/ Gary A. Parafinczuk
                                                      --------------------------
                                                  Gary A. Parafinczuk
                                                  Its: SVP Human Resources
ATTEST:

By: /s/ Carl H. Wartman
   --------------------------
     Carl H. Wartman
Its: SVP Legal, Purchasing & Forest Resources

                                      * * *